UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) September 17, 2019

PATRICK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 W. Franklin Street, P.O. Box 638 Elkhart, Indiana		46515
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including area code (574) 294-7511

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	PATK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On September 17, 2019, Patrick Industries, Inc., an Indiana corporation (the “Company”), the domestic subsidiaries of the Company, as guarantors, and U.S. Bank, National Association, as trustee (the “Trustee”), entered into an Indenture, dated as of September 17, 2019 (the “Indenture”), pursuant to which the Company issued $300 million aggregate principal amount of its 7.50% Senior Notes due 2027 (the “Notes”). The Notes will mature on October 15, 2027. Interest on the Notes will accrue from September 17, 2019 and is payable semi-annually in cash in arrears on April 15 and October 15 of each year, beginning on April 15, 2020.

The Notes will be senior unsecured indebtedness of the Company and will be:

•	equal in right of payment with all of the Company’s existing and future unsubordinated indebtedness;

•	senior in right of payment to any existing or future subordinated indebtedness;

•	effectively subordinated to all of the Company’s secured indebtedness, including indebtedness under the Senior Secured Credit Facility (as defined below), to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Company’s current and future wholly-owned domestic subsidiaries that guarantee the obligations of the Company under the Senior Secured Credit Facility (each a “Guarantor”). These guarantees are subject to limitation under applicable laws and may be released in certain specified circumstances. The guarantee of each Guarantor will be a senior unsecured obligation of that Guarantor and will be:

•	equal in right of payment with all existing and future unsubordinated indebtedness of that Guarantor;

•	senior in right of payment to any existing and future subordinated indebtedness of that Guarantor; and

•	effectively subordinated to all secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness, including any such Guarantor’s guarantee of indebtedness under the Senior Secured Credit Facility.

The Company may redeem the Notes, in whole or in part, at any time (a) prior to October 15, 2022, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the make-whole premium set forth in the Indenture, and (b) on or after October 15, 2022, at the redemption prices set forth in the Indenture. In addition, prior to October 15, 2022, the Company may redeem on one or more occasions up to 40% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 107.50% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date with the net cash proceeds of one or more equity offerings. If the Company experiences specific kinds of changes of control, the Company must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture governing the Notes will, among other things, limit the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture) to (i) incur additional indebtedness or issue certain preferred shares; (ii) create liens; (iii) pay dividends, redeem stock or make other distributions; (iv) make investments; (v) create restrictions on the ability of its Restricted Subsidiaries to pay dividends to the Company or make other intercompany transfers; (vi) transfer or sell assets; (vii) merge or consolidate; and (viii) enter into certain transactions with affiliates of the Company. These covenants are subject to important qualifications and exceptions described in the Indenture. If, on any date following the date of the Indenture, the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC and no default has occurred and is continuing under the Indenture, certain of these covenants will be suspended.

The Indenture provides for customary events of default, including (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with certain covenants or agreements in the Notes, the Indenture or related documents (subject to applicable time periods provided for compliance or cure); (iv) default by the Company or any Restricted Subsidiary under their respective debt obligations that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount of $50.0 million or more; (v) failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $50.0 million, to the extent not paid or covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) the guarantee of any Guarantor that is a Significant Subsidiary (as defined in the Indenture), or group of Guarantors that, together, would constitute a Significant Subsidiary, is held in a judicial proceeding to be unenforceable or invalid or ceases for any reason (other than in accordance with the Indenture) to be in full force and effect; and (vii) certain events of bankruptcy or insolvency of the Company or certain of its subsidiaries. If an event of default arising from certain events of bankruptcy or insolvency occurs, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the Trustee or the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes due and payable immediately.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

New Credit Agreement

Simultaneously with execution of the Indenture, the Company entered into the Third Amended and Restated Credit Agreement among the Company, the Guarantors, the lenders from time to time a party thereto and Wells Fargo Bank, National Association (the “New Credit Agreement”). The New Credit Agreement amended, extended and replaced the Company’s existing credit agreement and provides for a five year senior secured credit facility consisting of up to a $550 million Senior Secured Revolver (the “New Secured Revolver”) and a $100 million initial principal amount Senior Secured Term Loan (the “New Secured Term Loan” and together with the New Secured Revolver, the “New Credit Facility”) with a maturity date of September 17, 2024. Upon the satisfaction of certain conditions, and obtaining incremental commitments from its lenders, the Company may be able to increase the borrowing capacity of the New Credit Facility by up to $250 million.

Borrowings under the New Credit Facility are secured by substantially all personal property assets of the Company and any domestic subsidiary guarantors.

The New Credit Agreement includes certain definitions, terms and reporting requirements including, without limitation, the following provisions:

•	The New Secured Term Loan is due in consecutive quarterly installments on the last business day of each of March, June, September and December in the following amounts: (i) beginning September 30, 2019, through and including June 30, 2021, $1,250,000 and (ii) beginning September 30, 2021, and each quarter thereafter, $2,500,000, with the remaining balance due at maturity;

•	The interest rates for borrowings under the New Secured Revolver and the New Secured Term Loan is the Base Rate plus the Applicable Margin or LIBOR Rate plus the Applicable Margin (each as defined in the New Credit Agreement), with a fee payable by the Company on unused but committed portions of the New Secured Revolver;

•	The Applicable Margin will vary based on the Consolidated Total Leverage Ratio (as defined in the New Credit Agreement), ranging from 0.00% to 0.75% for Base Rate loans and from 1.00% to 1.75% for LIBOR Rate loans, and unused fees range from 0.15% to 0.225%;

•	The New Secured Revolver includes a $25.0 million limit for same day swing line advances which bear interest based upon the Base Rate plus the Applicable Margin;

•	Up to $25.0 million of the New Secured Revolver is available as a sub-facility for the issuance of standby letters of credit, which are subject to certain expiration dates;

•	The financial covenants include requirements as to a maximum consolidated total net leverage ratio and a minimum consolidated fixed charge coverage ratio that are tested on a quarterly basis and a minimum liquidity requirement applicable during the six-month period preceding the maturity of the Convertible Notes due 2023 of the Company (the “Convertible Notes”);

•	Other covenants include limitations and restrictions concerning acquisitions, investments, sales of assets, liens on assets, dividends and other payments; and

•	Customary prepayment provisions, representations and warranties, affirmative covenants, negative covenants, and events of default.

The financial covenants under the New Credit Agreement include: (a) a required maximum consolidated total leverage ratio, measured on a quarter-end basis, not to exceed 4.00:1.00 for the 12-month period ending on such quarter-end, or 4.50:1.00 at any time in the four fiscal quarters after the Company has completed a major acquisition of more than $100 million or completed a series of acquisitions in the preceding 12 calendar month period in excess of $200 million in the aggregate; and (b) a required minimum consolidated fixed charge coverage ratio, measured on a quarter-end basis, of at least 1.50 :1.00 for the 12-month period ending on such quarter-end. During the six month period prior to the stated maturity date of the Convertible Notes, the Company and its subsidiaries are also required to maintain liquidity (defined as availability under the New Secured Revolver plus unencumbered cash or cash equivalents) at least equal to the sum of the face amount of the Convertible Notes plus $30 million.

The consolidated total leverage ratio is calculated, as of any date of determination, as the ratio of (a) the difference of (i) consolidated total indebtedness, minus (ii) unencumbered cash and cash equivalents, in an amount not to exceed $200 million, for the Company and its subsidiaries (for each of the first three fiscal quarters of each fiscal year, as measured as of the second day following the end of such fiscal quarter), to (b) consolidated adjusted EBITDA. Consolidated total indebtedness for any period is the sum of: (i) borrowed money, including total debt outstanding under the New Secured Revolver, the New Secured Term Loan and the Convertible Notes; (ii) deferred payment obligations (excluding contingent liabilities related to performance earn-outs associated with a permitted acquisition and certain other exceptions), (iii) capital leases, and (iv) letters of credit outstanding (to the extent drawn and not reimbursed). The consolidated fixed charge coverage ratio is calculated as consolidated EBITDA minus restricted payments (as defined in the New Credit Agreement), taxes paid and unfinanced capital expenditures, divided by interest and scheduled principal payments on outstanding indebtedness), determined on a trailing four quarter basis.

The foregoing summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 17, 2019, the Company issued a press release announcing the closing of the Notes offering and the entry into the New Credit Agreement. For further information, see a copy of the press release attached to this Current Report on Form 8-K as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

4.1	Indenture, dated as of September 17, 2019, among Patrick Industries, Inc., the guarantors from time to time party thereto and U.S. Bank, National Association, as Trustee.

10.1	Third Amended and Restated Credit Agreement dated September 17, 2019 by and among the Company, the Guarantors, the lenders from time to time a party thereto and Wells Fargo Bank, National Association.

99.1	Press Release, dated September 17, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: September 18, 2019	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President - Finance and Chief Financial Officer